News Release

Cenveo Sends Formal Proposal to Banta Corporation

Reiterates Earlier Proposal

STAMFORD, CT - (September 20, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it had once again sent a formal merger proposal to Banta Corporation (NYSE: BN):

September 20, 2006

Ms. Stephanie A. Streeter
Chairman, President and Chief Executive Officer
Banta Corporation
225 Main Street
Menasha, WI 54952-2003

Dear Ms. Streeter:

As you might expect, following our prior proposals to acquire Banta, we were amused to read in your press release on September 14th that Banta has adopted “strategic initiatives” to “create value for shareholders.” At Cenveo, we are always working to create value for shareholders and do not wait until we have received proposals from third parties to do so.

We were also disappointed to hear on your carnival-like conference call that you continue to refer to Cenveo’s $47.00 per share fully-financed, all-cash proposal for Banta’s shares as “illusory”. To reiterate what I stated in my letter of September 5th, we have obtained committed financing to complete this acquisition from Lehman Brothers and Wachovia. We are sure that you will agree that these are reputable firms whose commitments should be taken very seriously. Should any doubt as to our ability to finance this transaction remain, we are enclosing for you, your entire board of directors and your advisors, a copy of the formal commitment papers we have executed with Lehman Brothers and Wachovia. Your unresponsiveness to our $47.00 per share proposal (or $31.00 per share if the acquisition is completed on or after November 10, 2006, which is the record date for your recently declared “special” dividend) is another example of you and your board looking out for yourselves instead of doing what is right for the shareholders. The fact that you continue to dismiss our proposal as “illusory” is outrageous and further demonstrates your entrenchment. I personally believe that you and the Banta board have breached your fiduciary duties to shareholders by taking actions to entrench yourself by not responding to my September 5, 2006 letter and the $47.00 per share proposal to purchase Banta.

Further, to say, as you did on your call, that we were unable to reach an agreement on the terms of a “standard” confidentiality agreement is a joke. We have offered to meet with you and to provide you with information about our commitment from Lehman Brothers and Wachovia WITHOUT OBTAINING ANY CONFIDENTIAL INFORMATION FROM YOU. Why do you need a confidentiality agreement when we are not asking for any confidential information at this time? Furthermore, we do not believe there is any way that your board could have satisfied its fiduciary duties and determined that the “initiatives” you announced on September 14, 2006 are superior to our proposal without first speaking to us. Instead, you have at every turn invented excuses to avoid evaluating our offer.

You have also questioned the other terms and conditions of our proposal without receiving any information about them. As I said in my prior letter to you, we are prepared to deliver our proposed merger agreement that is based on merger agreements that your counsel has used in prior transactions. I see no reason why a merger agreement that has been acceptable to your counsel in prior transactions will not be acceptable in this one. Regardless, so no confusion remains, we are also enclosing our proposed merger agreement that, upon your delivery of acceptable disclosure schedules, we would be prepared to sign immediately.

The fact that you and your board continue to hide behind your poison pill is in my view 110% un-American. A level playing field is required in order to permit Banta shareholders to decide who manages their company, not a poison pill. As you stated on your most recent conference call, your poison pill is in place to “make sure that your shareholders have the benefit of long-term look at the future.” Shareholders now have had plenty of time to review your plan. Therefore, the pill is no longer necessary and we believe it is the board’s fiduciary obligation to remove the poison pill and let the shareholders decide the future of Banta. Rest assured, if Banta shareholders were given a choice today, we are overwhelmingly convinced that they would choose our proposal. In fact, it would appear that the market finds our proposal to be superior to your “strategic initiatives” given the current share price, and performance of the stock after you announced your “strategic initiatives”.

I also find it comical that overnight you have come up with a $35 million cost savings plan. This plan has significant execution and market risk as compared to our fully-financed offer. The real decision you and your board must make is to compare our $47.00 per share cash proposal (or $31.00 per share if the acquisition is completed on or after November 10, 2006) to a highly risky plan that will not deliver any improvement until 2008 at the earliest. Therefore, we wanted to once again present you with our committed proposal. However, if you continue to entrench yourself and repeatedly ignore our proposal, we will have no choice but to explore alternative ways to successfully complete this transaction.

I continue to believe that by putting these two companies together, we can create a major printing company that can compete in today’s competitive price-driven world and serve the interests of our respective shareholders. I am again requesting you to consider our proposal as a way to save Banta for the long haul and deliver immediate shareholder value. You should do what is best for your shareholders, not what is best for you and your board. Thank you.

Sincerely,

CENVEO, INC.

By:	/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Chairman and CEO

cc:   Jameson Adkins Baxter
John F. Bergstrom
Henry T. DeNero
David T. Gibbons
Janel S. Haugarth
Pamela J. Moret
Paul C. Reyelts
Ray C. Richelsen
Michael J. Winkler

###

Cenveo, Inc. (NYSE: CVO - News), http://www.cenveo.com, is one of North America's leading providers of print and visual communications with one-stop services from design through fulfillment. The company's broad portfolio of services and products include, commercial printing, envelopes, labels and business documents through a network of over 80 production, fulfillment and distribution facilities throughout North America.

________________________

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.

LEHMAN BROTHERS INC. 745 Seventh Avenue New York, New York 10019	LEHMAN COMMERCIAL PAPER INC. 745 Seventh Avenue New York, New York 10019

Wachovia Capital Markets, LLC One Wachovia Center 301 South College Street Charlotte, North Carolina 28288-0737	Wachovia Bank, National Association One Wachovia Center 301 South College Street Charlotte, North Carolina 28288-0737

September 18, 2006

$1,825,000,000
Senior Secured Credit Facilities
Commitment Letter

Cenveo, Inc.
Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, CT 06901

Attention: Sean S. Sullivan, Chief Financial Officer

Ladies and Gentlemen:

You have advised Lehman Commercial Paper Inc. (“LCPI”), Lehman Brothers Inc. (“LBI”) and Wachovia Bank, National Association (“Wachovia”) that Cenveo, Inc., a Colorado corporation (“Holdings”) and Cenveo Corporation, a Delaware corporation (the “Borrower”) intend to (i) acquire all of the capital stock (the “Acquisition”) of Banta Corporation, a Wisconsin corporation (the “Target”). In that connection, you have requested that the Arrangers (as defined below) agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $1,825,000,000 (the “Credit Facilities”), the proceeds of which will be used to (i) finance the Acquisition (based upon a per share price of the Target’s shares of $47, which per share price is without giving effect to the special cash dividend declared by the Target on September 13, 2006), (ii) refinance certain existing indebtedness and (iii) pay related fees and expenses. You have further requested that (i) LCPI commit, severally, but not jointly, to provide 50% of the principal amount of the Credit Facilities and (ii) Wachovia commit, severally, but not jointly, to provide 50% of the principal amount of the Credit Facilities.

Upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), (a) LCPI is pleased to inform you of its several, but not joint, commitment to provide 50% of the principal amount of the Credit Facilities and of its agreement to act as Administrative Agent and of LBI’s agreement to act as joint lead arranger and joint book runner for the Credit Facilities and (b) Wachovia is pleased to inform you of its several, but not joint, commitment to provide 50% of the principal amount of the Credit Facilities and of its agreement to act as Syndication Agent and of Wachovia Capital Markets, LLC’s (“WCM”) agreement to act as joint lead arranger and joint book runner for the Credit Facilities. For the purposes of this Commitment Letter, (a) “LCPI” shall mean LCPI and/or any affiliate thereof, including LBI, as LCPI shall determine to be appropriate to provide the services contemplated herein, (b) “Wachovia” shall mean Wachovia and/or any affiliate thereof, including WCM, as Wachovia shall determine to be appropriate to provide the services contemplated herein and (c) the “Initial Lenders” shall mean LCPI and Wachovia, and the “Arrangers” shall mean LBI and Wachovia.

Pursuant to an Engagement Letter, dated as of the date hereof (the “Engagement Letter”), among you and the Arrangers, you have engaged the Arrangers to act as your exclusive sole lead underwriters, exclusive sole lead initial purchasers and/or exclusive sole lead placement agents in connection with the sale of the Permanent Securities (as defined in the Engagement Letter).

It is agreed that the Arrangers will act as the joint book-runners and joint lead arrangers for the Credit Facilities, LCPI will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) and Wachovia will act as the sole and exclusive Syndication Agent (acting in such role, the “Syndication Agent”) for the Credit Facilities. Each of the Arrangers, the Administrative Agent and the Syndication Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein. You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below or as previously disclosed to the Arrangers) will be paid in connection with the Credit Facilities unless you and we so agree. The LBI name shall appear immediately above or immediately to the left of Wachovia and above or to the left of the name of any other agent on the cover of the Confidential Information Memoranda and other materials that describe any of the Credit Facilities. The Wachovia name shall appear immediately above or immediately to the left of the name of any agent (other than LBI) on the cover of the Confidential Information Memoranda and other materials that describe any of the Credit Facilities.

We intend to syndicate the Credit Facilities to a group of financial institutions (including, without limitation, lenders under that certain Credit Agreement (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), dated as of June 21, 2006, among the Borrower, Holdings, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, LCPI, as Syndication Agent, General Electric Capital Corporation, JPMorgan Chase Bank, N.A., Citibank N.A., and Wachovia Bank, National Association, as Co-Documentation Agents and the other lenders party thereto, and we agree to offer such lenders the right to participate in the Credit Facilities) (together with LCPI, the “Lenders”) identified by us in consultation with you. The Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of Holdings and the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other customary marketing materials (together, the “Company Materials”) to be used in connection with the syndication of the Credit Facilities and (d) the hosting, with the Initial Lenders and the Arrangers, of one or more meetings of prospective Lenders , and, in connection with any such Lender meeting, your consultation with the Arrangers with respect to the presentations to be made at such meeting, and your making available appropriate officers and representatives of Holdings and the Borrower to rehearse such presentations prior to such meetings, as reasonably requested by the Arrangers. You also agree that you will work with the Arrangers to procure a rating, at your expense, for the Credit Facilities by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group. It is understood and agreed that nothing in this Commitment Letter shall require you to consummate the Acquisition, which you may do in your sole and absolute discretion. At the reasonable request of the Arrangers, you agree to assist in the preparation of a version of the Company Materials consisting exclusively of information and documentation that is either publicly available or not material with respect to the Holdings, the Borrower, the Target or any of their respective subsidiaries or securities for purposes of United States federal and state securities laws.

The Arrangers will, in consultation with you, manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers all information with respect to the Borrower, the Target (to the extent reasonably available), the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that, with respect to the Borrower, the Target (to your knowledge), the Acquisition and the other transactions contemplated hereby, (a) all information (other than the Projections and general economic information) that has been or will be made available to any Arranger or any Initial Lender by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Arranger or any Initial Lender by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. If, at any time from the date hereof until the execution and delivery of the definitive financing documents, you have become aware that any of the representations and warranties above would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and Projections to the extent of information is reasonably available to you so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding the foregoing, it is agreed that copies of annual reports, proxy or financial statements or other reports or communications sent to the stockholders of Holdings or the Target, and copies of all annual, regular, periodic and special reports and registration statements which in each case Holdings and/or the Target has filed with the Securities and Exchange Commission, or with any national securities exchange shall for purposes of this Commitment Letter, be deemed to have been made available to the Arrangers by you.

As consideration for the Initial Lenders’ commitment hereunder and the Arrangers’ agreement to perform the services described herein, you, jointly and severally, agree to pay to the Initial Lenders and/or the Arrangers (as applicable) the fees set forth in the Fee

Letter dated the date hereof and delivered herewith (the “Fee Letter”), in the amounts and at the times specified therein.

The commitments and agreements of the Arrangers and the Initial Lenders described herein are subject to (a) there not occurring any material adverse change in the business, financial condition, or results of operations of the Target and its subsidiaries, taken as a whole, since December 31, 2005 (other than as disclosed in any public filings made by the Target with the Securities and Exchange Commission prior to the date hereof) (provided, however, that any adverse change arising solely out of, resulting solely from or attributable solely to any one or more of the following matters shall not be taken into account in determining whether any such material adverse change has occurred: (1) general changes in economic, financial market, securities market, regulatory or political conditions, including the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (2) general changes in conditions affecting any of the industries in which the Target or any of its subsidiaries operates, and (3) any change, occurrence, development, event, or circumstance arising out of, resulting from or attributable to the public announcement of the Acquisition; provided in the case of the immediately preceding clauses (1) and (2) that such changes do not affect the Target or its subsidiaries disproportionately relative to other companies operating in the same economies or industries), (b) our not becoming aware after the date hereof of any information or other matter affecting the Target and its subsidiaries that is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, taken as a whole, (c) our satisfaction that from the date of this Commitment Letter until the earlier of (i) completion of the Successful Syndication (as defined in the Fee Letter) of the Credit Facilities and (ii) 30 days after the Closing Date (as defined below), there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof except with the prior written consent of the Arrangers (not to be unreasonably withheld or delayed) and other than an issuance of the Permitted Securities (provided, that any such issuance shall result in a corresponding dollar-for-dollar reduction of the Term B Loan Facility (as defined in the Term Sheet)), (d) the negotiation, execution and delivery on or before January 31, 2007 of definitive documentation with respect to the Credit Facilities reflecting and consistent with the terms and conditions set forth in the Term Sheet and the Fee Letter and reasonably satisfactory to each of the Initial Lenders and their counsel, (e) there being a period of at least 30 days between the commencement of the syndication process and the occurrence of the Closing Date, (f) your compliance in all material respects with your covenants and agreements contained herein and the correctness in all material respects of your representations and warranties contained herein both as of the date hereof and as of the Closing Date, and (g) the other conditions set forth or referred to in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Initial Lenders and the Borrower. Notwithstanding the foregoing, it is understood that clause (b) above shall cease to apply upon the execution or filing of, or similar act of binding effect as to, reasonably satisfactory documentation with respect to the Acquisition.

You jointly and severally agree (a) to indemnify and hold harmless LBI, LCPI, Wachovia, each of their respective affiliates and their respective officers, directors, employees, advisors, and agents and controlling persons and each of their respective heirs, successors and assigns (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Engagement Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented (in a customary manner) out-of-pocket legal or other expenses (except the allocated cost of in-house counsel) incurred in connection with investigating, preparing to defend or defending, or providing any evidence in or preparing to serve or serving as a witness with respect to any of the foregoing (including, without limitation, in connection with the enforcement of this Commitment Letter and the indemnification obligations set forth herein); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final judgment of a court of competent jurisdiction to have resulted by reason of the willful misconduct or gross negligence of such indemnified person, and to the extent you have indemnified any indemnified person later determined by final judgment of a court of competent jurisdiction not to have been entitled to such indemnity, such indemnified person shall promptly refund all such indemnification payments to you, and (b) to reimburse LBI, LCPI, Wachovia and their respective affiliates on the date of the consummation of the Acquisition for all reasonable and documented out-of-pocket expenses (including reasonable syndication expenses (excluding the charges of IntraLinks), reasonable consultant’s fees and expenses to the extent the Borrower has previously approved such consultants and their fees, related and documented travel expenses, and reasonable fees, charges and disbursements of a single outside counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, the Engagement Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is understood and agreed that no expenses set forth in subsection (b) of the preceding sentence shall be paid by you if the Acquisition is not consummated except for the specific situation expressly set forth in the Fee Letter. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except to the extent such damages are found in a final judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person). No party hereto shall assert any claim against any other party hereto or any of their affiliates, directors, officers, employees, agents, advisors and other representatives on any theory of liability for any special, indirect, consequential or punitive damages in connection with the Credit Facilities. You further agree that, without the prior written consent of each LBI, LCPI and Wachovia, which consent shall not be unreasonably withheld or delayed, you will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transaction contemplated herein unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.

In case any action or proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any action or proceeding; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant hereto or from any liability that they may have to such indemnified person other than pursuant hereto. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such action or proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such indemnified person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner (it being agreed that Hughes Hubbard & Reed LLP shall be deemed to be reasonably satisfactory counsel for such purpose), (ii) counsel provided by the Companies reasonably determines that its representation of such indemnified person would present it with a conflict of interest or (iii) the indemnified person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Companies. In connection with any one action or proceeding, you will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all indemnified persons.

You acknowledge that LBI and its affiliates (the term “LBI” being understood to refer hereinafter in this paragraph to include such affiliates, including LCPI) and Wachovia and its affiliates (the term “Wachovia” being understood to refer hereinafter in this paragraph to include such affiliates, including WCM) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise, provided that neither LBI or its affiliates nor Wachovia or its affiliates will provide financing or other services (including financial advisory services) or any commitment to provide financing to any other company in connection with any such company’s proposed acquisition of the Target during the period from the date hereof to the date of the expiration or termination of this Commitment Letter. Neither LBI nor Wachovia will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by LBI or Wachovia, as applicable, of services for other companies, and neither LBI nor Wachovia will furnish any such information to other companies. You also acknowledge that neither LBI nor Wachovia has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of LBI, LCPI and Wachovia (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and LBI, LCPI and Wachovia. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter or the Engagement Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter, (b) to Moody’s Investors Service, Inc. and/or Standard & Poor’s Ratings Group in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby (in which case, you agree to inform us promptly thereof) or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case, to the extent permitted by law, you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter, the Engagement Letter and their terms and substance) after this Commitment Letter has been accepted by you. In addition, this Commitment Letter is entered into on the understanding and agreement that neither the existence of this Commitment Letter, the Term Sheet, the Fee Letter or the Engagement Letter

nor any of their contents, nor any of the Information or the Projections, shall be disclosed by the Arrangers or the Initial Lenders or any of their respective affiliates, directly or indirectly, to any other person, except (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case we agree, to the extent permitted by law, to inform you promptly thereof), (ii) to the Arrangers’, the Initial Lenders and their affiliates’ directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, (iii) exclusively with respect to the Term Sheet, as reasonably required for the syndication of the Credit Facilities and (iv) as otherwise expressly permitted by the immediately following paragraph. The indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any of the Initial Lenders’ commitments hereunder.

The Borrower agrees that Arrangers have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Borrower, provided that the Arrangers will submit a written copy of any such advertisements to the Borrower for its prior written approval, which approval shall not be unreasonably delayed or withheld. Furthermore, the Borrower agrees to include a reference to the Arrangers’ role as lead arrangers in any press release announcing the transaction.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet, the Fee Letter and the Engagement Letter by returning to the Arrangers executed counterparts hereof and of the Fee Letter and the Engagement Letter not later than 5:00 p.m., New York City time, on September 19, 2006. The commitments and agreements of LBI, LCPI and Wachovia herein will expire at such time in the event the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence.

LBI, LCPI and Wachovia are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

Very truly yours,

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Jeff Ogden
Jeff Ogden
Title:	Managing Director

LEHMAN BROTHERS INC.

By:	/s/ Jeff Ogden
Jeff Ogden
Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David S. Sozio
David S. Sozio
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ David S. Sozio
David S. Sozio
Title:	Managing Director

Accepted and agreed to
as of the date first
written above by:

CENVEO, INC.

By:	/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Title:	Chairman & CEO

CENVEO CORPORATION

By:	/s/ Robert G. Burton
Robert G. Burton
Title:	Chairman & CEO

Exhibit A

CENVEO CORPORATION

$1,825,000,000

SENIOR SECURED CREDIT FACILITIES

Summary of Terms and Conditions

September 18, 2006

We understand that Cenveo, Inc. and Cenveo Corporation intend to (i) acquire all of the outstanding capital stock (the “Acquisition”) of Banta Corporation, a Wisconsin corporation (the “Target”), (ii) refinance certain existing indebtedness and (iii) pay related fees and expenses. The Acquisition and all transactions related thereto are sometimes referred to herein as the “Transaction”.

I. Parties
Borrower:	Cenveo Corporation (the “Borrower”).
Guarantors:
Cenveo, Inc., the holding company parent of the Borrower (“Holdings”) and each of its direct and indirect domestic subsidiaries (including, without limitation, the Target and each of its direct and indirect domestic subsidiaries but excluding the Borrower and subject to exceptions substantially similar to those contained in the Existing Credit Agreement) (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

Joint Lead Arrangers and
Joint Book Runners:	Lehman Brothers Inc. and Wachovia Capital Markets, LLC (in such capacity, each an “Arranger” and, together, the “Arrangers”).
Administrative Agent:	Lehman Commercial Paper Inc. (in such capacity, the “Administrative Agent”).
Syndication Agent:	Wachovia Bank, National Association (in such capacity, the “Syndication Agent”)
Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers in consultation with the Borrower (collectively, the “Lenders”).
II. Types and Amounts of Credit Facilities
1. Term B Loan Facility

Type and Amount of
Facility:
Term B Loan Facility: A term B loan facility (the “Term B Loan Facility”) in an aggregate principal amount equal to $1,625,000,000 (the loans thereunder, the “Term B Loans”). The Term B Loan Facility will mature on June 21, 2013 (the “Term Loan Maturity Date”). The Term B Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term B Loan Facility with the balance payable on the Term Loan Maturity Date.

Availability:	The Term B Loans shall be made in a single drawing on the Closing Date.
Purpose:
The proceeds of the Term B Loans shall be used to finance the Acquisition, to refinance existing indebtedness (including, without limitation, indebtedness under the Borrower’s existing Credit Agreement, dated as of June 21, 2006 (the “Existing Credit Agreement”)) and to pay related fees and expenses.

2. Revolving Credit Facility
Type and Amount of
Facility:
A revolving credit facility (the “Revolving Credit Facility”; together with the Term B Loan Facility, the “Credit Facilities”) in the amount of $200,000,000 (the loans thereunder, the “Revolving Credit Loans”).

Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on June 21, 2012 (the “Revolving Credit Termination Date”).
Letters of Credit:
A portion of the Revolving Credit Facility not in excess of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by one or more Lenders to be selected in the syndication process (in such capacity, the “Issuing Lender”) on substantially the same terms as those contained in the Existing Credit Agreement. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance (unless otherwise agreed by the applicable Issuing Lender) and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:
A portion of the Revolving Credit Facility not in excess of $25,000,000 shall be available for swing line loans (the “Swing Line Loans”) from a Lender to be selected in the syndication process (in such capacity, the

“Swing Line Lender”) on same-day notice. Any Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.
Purpose:	The proceeds of the Revolving Credit Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.
III. Certain Payment
Provisions
Fees and Interest
Rates:	As set forth on Annex I.
Optional Prepayments and
Commitment Reductions:
Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon without premium or penalty (other than breakage costs in connection with the prepayment of a Eurodollar Rate Loan prior to the end of the Interest Period applicable thereto). Optional prepayments of the Term B Loans shall be applied to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.

Mandatory Prepayments:
The following amounts shall be applied to prepay the Term B Loans and prepay the Revolving Credit Facility (subject to baskets, exceptions and, to the extent applicable, reinvestment rights substantially similar to those contained in the Existing Credit Agreement):

(a) If the consolidated leverage ratio (calculated on a pro forma basis) is greater than 3.5 to 1.0, 100% of the net proceeds of any incurrence of certain indebtedness after the Closing Date by Holdings or by the Borrower or any of its subsidiaries,

(b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation and including any purchase price refund in respect of any acquisition) by Holdings or by the Borrower or any of its subsidiaries of any assets (except for any disposition of the remaining interest of the Borrower or its affiliates in the Supremex Income Fund and the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); and

(c) If the consolidated leverage ratio (calculated on a pro forma basis) for any fiscal year commencing with the 2007 fiscal year, is greater than 3.5 to 1.0, 50% of excess cash flow (to be defined in a manner substantially similar to the Existing Credit Agreement) for each fiscal year of the Borrower, less any optional prepayments of the Term B Loans made during such fiscal year.

All such amounts shall be applied, first, to the prepayment of the Term B Loans and, second, to the repayment of the Revolving Credit Facility. Each such prepayment of the Term B Loans shall be applied to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.

IV. Collateral
The obligations of each Credit Party in respect of the Credit Facilities shall be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, real property with a book value in excess of $3,000,000 individually or an amount in the aggregate to be agreed upon and all of the capital stock of the Borrower and each of its direct and indirect subsidiaries and the Target and each of its direct and indirect subsidiaries, provided, that only 65% of the voting stock of any foreign subsidiary that has not elected to be treated as a branch for U.S. income tax purposes shall be required to be pledged), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and subject to substantially similar limitations and exceptions as are contained in the Existing Credit Agreement and the related security documents.

V. Certain Conditions
Initial Conditions:
The availability of the Credit Facilities shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before January 31, 2007 (with references to the Borrower and its subsidiaries in this paragraph being deemed to refer to and include the acquiring entity, the Target and their respective subsidiaries after giving effect to the Transaction):

(a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (which may be in the form of an amendment or an amendment and restatement of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement)) (the “Credit Documentation”) reflecting the terms set forth herein.

(b) The Transaction shall be consummated pursuant to reasonably satisfactory documentation, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified, except with the consent of the Arrangers. No stockholder rights plan or other “poison pill” of the Target shall become exercisable in connection with the Transaction.

(c) The Lenders, the Administrative Agent, the Syndication Agent and the Arrangers shall have received all fees required to be paid on or before the Closing Date, and the Administrative Agent shall have received reimbursement of all reasonable and documented out-of-pocket expenses of the Arrangers, the Administrative Agent and the Syndication Agent

payable by the Borrower in connection with the Credit Facilities in accordance with the Fee Letter.

(d) All governmental and material third party approvals (including shareholders’ and other material consents) necessary or, in the reasonable discretion of the Arrangers, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Transaction or the financing thereof.

(e) The Lenders shall have received a satisfactory pro forma consolidated balance sheet of Holdings as at the date of the most recent Form 10-Q or 10-K (as applicable) of Holdings filed with the Securities and Exchange Commission, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

(f) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Arrangers.

(g) The Lenders shall have received a satisfactory solvency certificate and analysis of the chief financial officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

(h) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Arrangers), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(i) The Lenders shall have a valid and perfected first priority lien on and security interest in the collateral referred to above under "Collateral"; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(j) The Arrangers shall have received all documentation and other information require by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation, the USA Patriot Act.

(k) The Borrower shall have received credit ratings from Moody’s Investors Services, Inc. and Standard & Poor’s Rating Group in respect of the Credit Facilities, all of which ratings shall remain in effect on the Closing Date.
On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean “Material Adverse Effect” as defined in the Existing Credit Agreement.

VI. Certain Documentation
Matters
The Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar to those contained in the Existing Credit Agreement (in each case applicable to each of the Credit Parties, as appropriate), including:

Representations and
Warranties:
Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law (including, without limitation, Regulations T, U and X of the Board of Governors of the United States Federal Reserve System, or any successor thereto); corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:
Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain within a number of days after the Closing Date to be agreed upon interest rate protection for at least a percentage of the Credit Facilities to be agreed upon on terms and conditions satisfactory to the Arrangers.

Financial Covenants:	Financial covenants to include minimum consolidated interest coverage (subject to step-ups to be determined) and maximum consolidated leverage (subject to step-downs to be determined).
Negative Covenants:	Limitations on: indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; restrictions on subsidiary distributions; designation as “senior debt”; and changes in passive holding company status of Holdings (provided, that Holdings will be permitted to make acquisitions directly, subject to substantially similar limitations as apply to the Borrower under the Existing Credit Agreement).

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control (to be defined in a manner substantially similar to the Existing Credit Agreement).

Voting:	Substantially similar to the Existing Credit Agreement.
Assignments
and Participations:	Substantially similar to the Existing Credit Agreement.
Yield Protection:	Substantially similar to the Existing Credit Agreement.
Expenses and
Indemnification:	Substantially similar to the Existing Credit Agreement.
Governing Law and Forum:	State of New York.
Counsel to the
Administrative Agent
and the Arrangers:	Weil, Gotshal & Manges LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
the Base Rate plus the Applicable Margin; or
the Eurodollar Rate plus the Applicable Margin.
provided, that all Swing Line Loans shall bear interest based upon the Base Rate.
As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (i) in the case of Revolving Credit Loans (a) 1.00%, in the case of Base Rate Loans (as defined below) and (b) 2.00%, in the case of Eurodollar Loans (as defined below) and (ii) in the case of Term B Loans, (a) 1.25% in the case of Base Rate Loans and (b) 2.25% in the case of Eurodollar Loans; provided that, such applicable margins shall be adjusted based upon Holdings’ consolidated leverage ratio in accordance with a pricing grid to be agreed upon.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (or, if available to all Lenders, one week or twelve months) (as selected by the Borrower) are offered in the interbank eurodollar market.

Interest Payment Dates:	In the case of Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee as set forth in the Existing Credit Agreement.

Letter of Credit Fees:	Substantially similar to the Existing Credit Agreement.
Default Rate:	Substantially similar to the Existing Credit Agreement.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.